EXHIBIT 23.4

We hereby consent to the inclusion in the What A World!, Inc. Registration Statement on Form S-4 of our report dated November 25, 1998 with respect to the financial statements of Tele Hub Link Corporation. We also consent to the reference to our firm under the headings "Experts" and "Selected Historical Financial Date of TeleHub" in the same Registration Statement.

GIROUX, MENARD ET ASSOCIES
Chartered Accountants

/s/Giroux, Menard et Associes

Longueuil, Quebec, Canada
January 12, 1999